FUTURE MEDICAL TECHNOLOGIES INTERNATIONAL, INC.
                 One Glenhardie Corporate Center, Suite 201
                             1275 Drummers Lane
                              Wayne, PA. 19087


                               ---------------
                               PROXY STATEMENT
                               ---------------


Proxies, in the form enclosed with this Proxy Statement, are solicited by the Board of Directors of Future Medical Technologies International, Inc. for the Annual Meeting of Shareholders to be held on September 20, 1996 at 10:00 a.m. at the Holiday Inn City Line, 4100 Presidential Boulevard, Philadelphia, Pennsylvania 19131.

Shareholders of record as of the close of business on August 20, 1996 will be entitled to vote at the meeting and any adjournment thereof. As of that date, 11,542,403 shares of common stock of the Corporation were outstanding and entitled to one vote each. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder submitted a proxy has the right to revoke it at any time before it is exercised.

Any proxies that are sent in by shareholders may be revoked prior to September 20, 1996 at 10:00 a.m. by mail or other deliveries in writing, or be voice vote if the shareholder attends the annual meeting.

The persons named as attorneys in the proxies are either Officers or Directors of the Corporation. With respect to the election of a Board of Directors, shares represented by proxies in the enclosed for, which are received will be voted as stated below under "Election of Directors." Where a choice has been specified on the proxy with respect to the proposal, the shares represented by the proxy will be voted in accordance with the specification and will be votes for that proposal if no specification is indicated.

Under Nevada law, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at a meeting, shall constitute a quorum for the purposes of consideration and action on a matter. Only shareholders indicating an affirmative or negative decision on a matter are treated as voting, so that abstentions, broker non-votes or mere absence or failure to vote is not equivalent to a negative decision and will not count toward a quorum, and if a quorum is otherwise present, effect the outcome of a vote. A broker non-vote occurs when a broker submits a proxy but does not have the authority to vote a customer's shares on one or more matters. The affirmative vote of the holders of a majority of shares of common stock entitled to vote at the annual meeting is required for approval of each of the actions proposes to be taken at the annual meeting. In the event a shareholders' meeting is called for the election of Directors and is adjourned for lack of quorum and another shareholders' meeting is called, those shareholders entitled to vote who attend the adjourned meeting, although less than a quorum as fixed under Nevada law or in the by-laws, shall nevertheless constitute a quorum for the purpose of electing Directors. If a meeting called to vote upon an other matter than the election of Directors has been adjourned for at least 15 days because of the absence of a quorum, those shareholders entitled to vote who attend such meeting, although less than a quorum as fixed under Nevada law or in the by-laws shall nevertheless constitute a quorum for purpose of acting upon any matter set fourth in the notice of meeting, if the notice actually states that those shareholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting on the matter, then the vote would be binding.

The same procedure will be followed for the other matters expected to be presented to the meeting. If any other matter should be presented at the meeting upon which it is proper to take a vote, shares represented by all proxies received will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

A Form 10-KSB annual report as filed with the SEC, including complete financial statements audited by Baratz & Associates, P.A. is enclosed with, but not as a part of, this Proxy Statement.

The first date that this Proxy Statement and Proxy Material were sent to the shareholders was August 20, 1996.


Proposal No. 1 - ELECTION OF DIRECTORS

Three Directors are to be elected at the meeting, each to serve until the next annual meeting and until his or her successor shall have been elected and qualified. Each of the nominees named in the following pages is presently a member of the Board of Directors.
In case any of the nominees should become unavailable for election, for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.

                               DIRECTOR
NAME                      AGE   SINCE      PRINCIPAL OCCUPATION
Bruce LaMont              44     1995      President, Chief Executive
                                           Officer, Director

John Whittle              59     1996      Director

William K. Robinson       57     1996      Chief Financial Officer, Director

BRUCE LAMONT, President, Chief Executive Officer and Director of the Company. In 1993, Mr. Lamont founded Covalent Research Alliance Corp. and still remains the President today. He has over 15 years experience in the pharmaceutical industry. From 1980 to 1993, Mr. Lamont worked at Merck Research Laboratories, Marketing and Clinical Development of Merck Human Health Division, where he designed, coordinated and managed clinical trials for NDA submission. He also coordinated projects with marketing, promoting, advertising, legal, manufacturing and regulatory departments to ensure proper achievement of study objectives and implemented clinical development database providing a liaison capacity between marketing and clinical research and development. Mr. LaMont received an Executive MBA and a Masters in Pharmaceutics from Temple University and also holds a B.S. in Biology from Villanova University. In addition, Mr. LaMont has extensive research experience in Gastroenterology, Drug Metabolism, Neurosurgery, Obstetrics and Gynecology. He has held research positions at both the University of Pennsylvania and the Medical College of Pennsylvania.


JOHN WHITTLE, Director. Mr. Whittle is Chairman, President, and Chief Executive Officer of Farmers & Traders Life Insurance Company located in Syracuse, New York. Prior to joining Farmers & Traders in 1989, he held senior management positions with Mutual of New York and served on the Boards of several of their subsidiaries.
Mr. Whittle received a Masters in Management from The American College and also holds a B.S. in Insurance from Pennsylvania State University. He is a chartered Life Underwriter (CLU).


WILLIAM K. ROBINSON, Chief Financial Officer joined the Company in June 1996. He has over 25 years of diverse healthcare management experience, both domestic and international, in large corporate and emerging company operations. From 1994 to June 1996 he was Vice President of Finance for Scott Specialty Gases, Inc., a manufacturer of calibration and medical gases. He was President and CEO of Tektagen, Inc., a biopharmaceutical testing laboratory from 1991 to 1994. Previously, he was employed by SmithKline

Beckman for 17 years, where he held the top financial positions in the U.S. Pharmaceuticals, Clinical Laboratories and Animal Health
Divisions.


EXECUTIVE CASH COMPENSATION

Cash Compensation

The following table sets forth the aggregate compensation paid by the Company for services rendered during the fiscal year ended December 31, 1995; to the most highly compensated executive officers of the Company as a group. There were no officers in the company who received more than $100,000, for services rendered during the transition fiscal year ending December 31, 1995, except Bruce LaMont, President. There were no bonuses declared or other short or long-term compensation.

                          SUMMARY COMPENSATION TABLE

                                                                    Long Term
                          Annual Compensation                      Compensation
- --------------------------------------------------------------------------------

Name and Principal       Fiscal   Salary    Bonus    Other Annual    Options
Position                  Year                       Compensation    Granted
- ---------------------   -------   ------    ------   ------------    -------
Joseph B. Hippensteel,
President of FMT
Subsidiary               1995       $03       $0       $0              570,000(4)
                         12/31/94(2)$12,000   $0       $0              0
                         1994(1)    $34,500   $0       $0              32,599
                         1993       $68,602   $0       $0              162,994
Bruce LaMont, President
of the Company and
CRA Subsidiary           1995       $240,000  $0       $0              0
                         12/31/94(2)  N/A
                         1994         N/A
                         1993         N/A

1 Mr. Hippensteel forgave all past accrued salary prior to 1994 totaling $142,620 and Ms. Deanne Van Leeuwen, Vice President-Administration, Secretary, Treasurer, Director, forgave all past accrued salary prior to 1994 totaling $68,487.

2  For the transitional three month period ended December 31, 1994.

3  Mr. Hippensteel accrued $48,000 salary for fiscal year 1995.

4 Mr. Hippensteel and Deanne K. Van Leeuwen donated back 285,000 and 190,000 of such options respectively in conjunction with the proposed sale of the FMT subsidiary.

All executive officers of the Company are full-time employees of the Company. There are no written employment agreements.

OPTION GRANTS

On February 22, 1995, the Company granted options to two employees as per the CRA Acquisition Agreement. David Weitz was granted 210,000 options for a five year period subject to vesting limitations commencing December 31, 1994 at the exercise price of the book value per share of Covalent divided by 72,000 ($.01 per share). Joseph B. Hippensteel and Deanne K. Van Leeuwen were granted five year options to purchase 570,000 and 380,000 shares respectively at $2.875 per share. On August 7, 1996 in conjunction with the disposition of FMT, Inc. Mr. Hippensteel and Ms. Van Leeuwen donated one half of their options back to the Company in conjunction with the proposed sale of the FMT subsidiary.

Option holders have five years from the date of grant to exercise any or all of their options, and upon leaving the Company the options holders must exercise within 30 days. These options exercise into restricted shares of Company stock.


COMMITTEES OF THE BOARD

The Board has established a Compensation Committee composed of an outside Director, Mr. Whittle and William K. Robinson, CFO and Director.


DIRECTORS' REMUNERATION

Directors receive no cash compensation for services as Directors, except for 10,000 options at the exercise price of market value at date of grant per year to the non-officer Directors.

The Company had four meetings of the Board of Directors during the last full fiscal year. There was no incumbent who, during the last full fiscal year, attended in person or by phone fewer than 75% of said meetings.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" THE ENTIRE SLATE OF NOMINEES IN PROPOSAL NO. 1

A majority vote of over 50% will be necessary to carry this proposal.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 20, 1996 certain information with regard to beneficial ownership of outstanding shares of the Company's Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Company's Common Stock, (ii) each director and executive officer individually, and (iii) all executive officers and directors of the Company as a group:

Name  and  Address  of                                          Percentage of
Beneficial Owner (1)                       Shares                Shares Issued
Bruce & Sally Jo LaMont                    6,104,000             52.88%
853 Appaloosa Drive
Collegeville, PA 19426

William N. Levy (2)                          885,525              7.67%
Suite 309, Plaza 1000
Voorhees, NJ 08043

John J. Whittle                               24,558(5)            .21%
960 James Street
Syracuse, NY 13201

William K. Robinson                           20,000(6)            .17%
1275 Drummers Lane, Suite 201
Wayne, PA 19087

Joseph B. Hippensteel (2)                    168,531(3)           1.46%
5240 Snapfinger Park Drive, Suite 140
Decatur, GA 30035

David Weitz                                  141,000(4)           1.22%
704 Delaware Avenue
Lansdale, PA. 19446

All Executive Officers                     6,289,558             54.49%
and Directors as
a Group (three persons)
________

(1) Unless otherwise noted, the Company believes that all persons named in the above table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) These individuals may be deemed "parents" and/or "promoters" of the Company under the rules and regulations of the Securities Act by virtue of their efforts in the organization of the Company.

(3)     See Summary Compensation Table and last paragraph thereunder.

(4) David Weitz owns 1,000 shares of common stock as well as 210,000 options to purchase common stock at $.01 per share, 140,000 of which are vested.

(5)     10,000 of which are Stock Options for outside Director

(6)     Stock Option

Proposal No. 2 - APPOINTMENT OF ACCOUNTANTS

Subject to shareholder ratification, the Board of Directors has appointed the firm, Baratz & Associates, P.A., Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for the year ending December 31, 1996.

One or more members of the Baratz firm are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 2

A majority vote of over 50% will be necessary to carry this proposal.


Proposal No. 3 - APPROVAL OF THE 1996 STOCK INCENTIVE PLAN

A.      1996 Stock Option Plan

Incentive Stock Options or Non-Statutory Stock Options may be issued for a term of no more than five years from the date of grant, at an option price not less than 100% of the fair market value of the Company's Common Stock at the time of grant. In addition, the Board may award Common Stock under the Plan as stock bonuses; restricted stock; stock appreciation rights (SAR's); cash
bonus rights; and foreign qualified grants.   In addition, any non-employee
Director and/or Advisory Board Directors shall be automatically granted an option to purchase 10,000 Shares of Common Stock at an exercise price of market value at date of grant for each year that such person serves as a Director. However, such options shall vest 100% after one year of continuous service, and for employees shall vest 25% for each 12 months of continuous service until fully vested on a month-by-month basis. Any Director, Officer or Employee (except Consultants) who cease to be employed by the Company has only 60 days (or 12 months in the event of death) after such termination of employment to exercise whatever options they own that are vested. Also, such Option holder shall not have any voting rights for the underlying Common Stock, until such options are exercised. The Company believes that it should reserve at least 2,000,000 shares of common stock underlying these stock options which may be granted from time to time by the Board after recommendations by the Compensation Committee.

A copy of the 1996 Stock Option Plan is included herewith.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 3

Proposal No. 4 - APPROVE THE NAME CHANGE OF THE COMPANY TO
                  COVALENT GROUP, INC.

Since the Company has approved the sale of its FMT subsidiary subject to shareholders' approval, the Company believes that the name of the Company should be changed by amending its Certificate of Incorporation to Covalent Group, Inc. Also, it's NASDAQ BB symbol would be changed from FMTI to COGR.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 4


Proposal No. 5 - APPROVE THE DISPOSITION OF 100% OF THE STOCK OF
                 FUTURE MEDICAL TECHNOLOGIES, INC. IN A
                 SALE TO MEDICAL TECHNOLOGIES, INC.

The Company's FMT subsidiary requires substantial funds for research and development from investment at this time in order to fully develop its business. The Board of Directors of the Company has decided that because of its limited cash resources, that FMTI would be better served to spend its resources on its other divisions. Accordingly, FMTI desires to sell its 100% interest in FMT in order to avoid having to put further investment funds in FMT and to stop the substantial reduction of earnings in the consolidated financials that is adversely affecting FMTI ($110,000 FMT loss in second quarter, 1996 alone).

A new corporation, Medical Technologies, Inc. ("MTI") has put together an investment group including John Figliolini a shareholder of the Company that is willing to invest $500,000 in MTI that will purchase 100% of the stock of FMT from the Company thereby allowing FMT to continue as a separate operating entity with at least sufficient working capital to provide R&D and operating expenses to further exploit FMT technologies.

The Board of Directors of FMTI has voted to accept this proposal of sale subject to receipt of a "Fairness Opinion" prepared by a NASD broker in good standing, and subject to a Shareholder vote of FMTI, as soon as practical. The Board has received such a "Fairness Opinion" from the Shamrock Partners Ltd. in Media, PA which can be viewed at the Company's offices (which is primarily based on the information above). The sales price is $250,000, $25,000 down and the balance over the next four years with interest at the rate of 7% per annum.

Additional consideration would be a license fee on all gross revenues (less returns) earned by the Buyer's corporation and FMT derived from any sale of the "Dehydrated Media Paddle", "Qualture", "Salmonella" (net gross revenues) (XLT4 Media as licensed from the University of Maryland) all as described in the Form 10-KSB for year ended December 31, 1995, as well as any modifications of same (the "FMT technology"): 5% for the first and second years; 2 1/2% for the third, fourth and fifth years. All such license payments will cease at the end of the fifth year.

In addition, Joseph Hippensteel and Deanne Van Leeuwen, officers of FMT agreed to donate back to the Company one half of their 570,000 and 380,000 stock options (expiring March 22, 2000 at the exercise price of $2.875 per share), respectively. Pending Shareholder approval, the Buyer is operating FMT as of August 20, 1996 with the appropriate adjustments to be made in the event Shareholder approval is not obtained, including reasonable actual reimbursement (capped at $50,000) and a penalty of an additional $50,000 if shareholder approval is not obtained. The financial results of this transaction would result in a one time non-recurring loss of approximately $275,000 in the third quarter.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL NO. 5

STOCKHOLDER PROPOSALS FOR FISCAL 1997 ANNUAL MEETING

Any stockholder proposal intended to be presented at the Company's 1997 annual meeting of stockholders must be received by the Company at its office in Wayne, Pennsylvania on or before March 1, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.


EXPENSES OF SOLICITATION

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.


OTHER MATTERS

A copy of the Company's Annual Report to stockholders for the fiscal year ended December 31, 1995 is enclosed herein.

The Board of Directors does not intend to bring any matters before the meeting other than as stated in this proxy statement, and is not aware that any other matters will be presented for action at the meeting. If any other matters come before the meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. The cost of preparing, assembling and mailing the proxy material will be borne by the Company.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the meeting in accordance with the directions given. In voting by proxy in regard to the election of five Directors to serve until the 1997 Annual Meeting of Stockholders, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to other items to be voted upon, stockholders may vote in favor of the item or against the item or may abstain from voting. Stockholders should specify their choices on the enclosed proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of all directors, FOR the proposal to ratify and approval of the appointment of independent accountants; and FOR the proposal to approve the 1996 Stock Incentive Plan (2,000,000 shares) and approval of the appointment of independent accountants.

Respectfully submitted,


/s/David Weitz
- -----------------------
David Weitz, Secretary


Dated: August 20, 1996



Stockholders who do not expect to be present at the meeting and who wish to have their shares voted, are requested to make, date and sign the enclosed
proxy and return it in the enclosed envelope.   No postage is required if it
is mailed in the United States.